EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bancshares of Florida, Inc:

We consent to the incorporation by reference in the registration statement on Form S-4 of Bancshares of Florida Inc. of our report dated March 8, 2005, with respect to the balance sheet of Bancshares of Florida, Inc. and subsidiaries as of December 31, 2004, and the related statements of operations, stockholders’ equity, and cash flows, for each of the years in the two-year period ended December 31, 2004, which report appears in the December 31, 2005, annual report on Form 10-K of Bancshares of Florida, Inc.

We also consent to the reference to our firm under the heading “Experts” in the prospectus

(signed) KPMG LLP

Certified Public Accountants

May 24, 2006

Fort Lauderdale, Florida